AGREEMENT AND PLAN OF ACQUISITION
                            between
                     UNITED ECOENERGY CORP.
                              and
                      EPIC WOUND CARE, LLC
                        Dated May 19, 2009



AREEMENT AND PLAN OF ACQUISITION ("Agreement") dated as of May 19, 2009 between United EcoEnergy Corp., a Nevada corporation (UEEC), and Epic Wound Care LLC, a Nevada limited liability company (Epic)

RECITALS

       WHEREAS, the Board of Directors or Managers of each of UEEC and Epic deem it advisable for the general welfare of Epic and its members, that UEEC acquire the operating assets and businesses of Epic hereafter identified; and

       WHEREAS, as a business development company under the Investment Company Act of 1940, UEEC deems it appropriate that the operating assets and businesses of Epic to be acquired by UEEC be acquired by a new corporation formed by UEEC for the purpose (sometimes herein referred to as the Company) by the issue of shares of UEEC to the members of Epic or to their designees (collectively Sellers) as a portfolio investment of UEEC;

       NOW, THEREFORE, UEEC, Epic and Company agree that the assets and business of Epic as hereafter identified (the Assets) shall be transferred to the Company in exchange for shares in UEEC to be issued to Sellers, that UEEC shall hold all of the issued and outstanding shares of Company, and that the terms and conditions of the acquisition and the manner of carrying it into effect shall be as follows:

ARTICLE 1: 	THE STOCK ACQUISITION

       1.1	Acquisition.  At the Effective Time (as defined in Section 1.2), upon the terms and subject to the conditions of this Agreement, UEEC shall hold all of the issued and outstanding shares of Company and Company shall acquire all of the Assets of Epic in exchange for a total of up to Thirty Million (30,000,000) shares of the common stock of UEEC (the Shares) on the terms and conditions hereafter set forth. This Agreement shall be submitted to the Boards of Directors of UEEC and Epic in the manner prescribed by, and if required by, applicable laws and, if applicable, approved at shareholder meetings called for that purpose or by written consents in lieu of meetings.

       1.2	Transfer of Shares.  UEEC shall cause to be issued at Closing stock certificates for a total of 30,000,000 shares of the common stock of UEEC, on the following basis:

       1.2.1	Initial Issue and Transfer. At Closing, UEEC shall issue to
Sellers certificates for a total of 10,000,000 Shares, in such names and in such amounts as Sellers shall designate before Closing, and Epic shall transfer and convey to the Company all of the Assets of Epic.

       1.2.2.	Second Issue and Transfer.	At Closing, UEEC shall issue
to the escrow agent to be named by the Parties at Closing, certificates for a total of 10,000,000 Shares, in such names and in such amounts as Sellers shall designate before Closing, which shares shall be released by the escrow agent within five (5) business days after the first to occur of (i) the closing bid price for UEEC common stock on the trading market on which such stock is then trading is $1.25 per share for any thirty (30) consecutive trading days or (ii) the Company earns cumulative gross revenues from operations of $2,000,000 or more in the first twelve (12) full calendar months after Closing; provided, however, that if neither condition has been met by the 15th day of the thirteenth month after Closing, then the Shares under this Section 1.2.2 shall be returned by the escrow agent to UEEC, shall be cancelled, and Sellers shall have no further claim to any such Shares.

       1.2.3	Third Issue and Transfer. UEEC shall issue to the escrow
agent to be named by the Parties at Closing, certificates for a total of 10,000,000 Shares, in such names and in such amounts as Sellers shall designate before Closing, which shares shall be released by the escrow agent within five (5) business days after the first to occur of (i) the Company earning cumulative gross revenues from operations of $5,000,000 or more in any consecutive period of twelve full calendar months after Closing, and (ii) the date which is eighteen (18) calendar months after the date of Closing; provided, however, that if the condition listed in Section 1.2.3(i) has not occurred by the date which is eighteen (18) calendar months after the date of Closing, then only 5,000,000 of the 10,000,000 Shares held in escrow shall be released to Sellers if the Company does not then hold 100 percent of the exclusive rights to develop, distribute, market and sell the product known as Prestich, and the remaining 5,000,000 Shares shall be returned by the escrow agent to UEEC, shall be cancelled, and Sellers shall have no further claim to any such Shares.

       1.2.4.   Early Release from Escrow.   In the event that UEEC sells
the stock of the Company acquired hereunder, or substantially all of the assets of the Company, for an amount greater than $15 million in total consideration, then any Shares still held in escrow at the closing of such a transaction under Articles 1.2.2 or 1.2.3 shall be released to Sellers by the escrow agent.

       1.2.5	Restrictions on Re-sale.  For purposes of Article 1.2.4,
UEEC agrees that, for a period of twelve (12) months after Closing, it will not sell, convey or transfer the assets of the Company, or sell, convey or transfer the stock of the Company acquired hereunder, for a total consideration of less than $30 million without the prior consent of Sellers.

       1.2.6.	Voting of Escrow Shares. The Shares shall be held by a
mutually agreed upon escrow agent, agreed upon between UEEC and Epic at or before Closing. For all purposes in which shareholders of UEEC are entitled to vote on any matter, the Shares held by the escrow agent under Articles 1.2.2 and 1.2.3 shall vote as directed by written instructions delivered by the Chairman and CEO of UEEC to the escrow agent, and Sellers shall have no rights to vote such Shares until the Shares are released by the escrow agent.
       1.3	Effective Time; Closing.  Immediately upon the execution of this
Agreement by Epic and the execution and adoption of this Agreement by the Boards of Directors of Company, Epic and UEEC, and the satisfaction or waiver of the conditions set forth in Article 5 (the last date of such execution, satisfaction or waiver being the "Effective Time"), the parties hereto shall, within ten (10) days of the Effective Time, cause the Asset acquisition to be consummated by executing and delivering the acquisition documents as provided herein, and the parties shall take all such other and further actions as may be required by law to cause the Asset acquisition to become effective immediately (the Closing). The parties anticipate that the Closing shall be on or before May 31, 2009.

       1.4	Effect of the Acquisition.  At and after the Closing, Company shall continue as a separate corporate entity and as a wholly owned subsidiary of
UEEC, all of the business, property, rights, privileges, powers and franchises of Epic and all debts, liabilities and duties of Epic, shall be transferred to and continue in the Company.

       1.5	Articles of Incorporation; By-Laws; Directors and Officers.

       (a)	At the Effective Time, the Articles of Incorporation of Company
as in effect immediately before the Effective Time shall continue as the Articles of Incorporation of Company until thereafter amended as provided by law.

       (b)	At the Effective Time, the By-Laws of Company, as in effect
immediately before the Effective Time, shall continue as the By-Laws of Company until thereafter amended as provided by law, the Articles of Incorporation of Company and such By-Laws.

       (c)	The board of directors of Company after the Effective Time
shall be elected by written consent action of UEEC as the sole shareholder of Company entitled to vote thereon in lieu of an Annual or Special Meeting of Shareholders, to serve until their successors are duly elected or appointed and shall qualify. The officers of Company shall thereafter be elected by the newly elected Board of Directors and shall serve until their successors are duly elected or appointed and shall qualify.

ARTICLE 2: 	ASSETS

       2.1 	Working Capital Amount.  The Assets to be acquired from Epic shall include all of the assets used in or necessary to the operation of the business or proposed business of Epic, and shall include the assets identified on Schedule 2.1.

       2.2	Debt Assumption.	All outstanding liabilities and expenses for
operations of Company, and its predecessor in interest as listed on Schedule
2.2, shall be currently reflected on the financial records of Company at
Closing and will be paid in due course by Company.  There will be no other liabilities and debts of Company not reflected on Schedule 2.2.



ARTICLE 3: REPRESENTATIONS AND WARRANTIES OF UEEC

       UEEC represents and warrants to, and agrees with, Sellers as follows:

       3.1	Organization.	UEEC is a corporation duly organized, validly
existing and in good standing under the laws of the State of Nevada, with its principal place of business located in Florida. UEEC has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. UEEC is duly qualified to do business and in good standing as a foreign corporation in each other jurisdiction, if any, in which its property or business makes such qualificationnecessary.

       3.2	Authority Relative to this Agreement.  UEEC has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of UEEC and no other corporate proceedings on the part of UEEC are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by UEEC and constitutes a valid and binding agreement, enforceable against it in accordance with its terms.

       3.3	No Conflict; Required Filings and Consents.

              (a)	The execution and delivery of this Agreement by UEEC does not, and the consummation of the transactions contemplated hereby will not, (i)
conflict with or violate any law, regulation, court order, judgment or decree applicable to UEEC or by which its properties are bound or affected, (ii)
violate or conflict with either the Articles of Incorporation or By-Laws of
UEEC or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination or cancellation of, or result in the creation of a lien on any of the properties of UEEC pursuant to any contract to which UEEC is a party or by which UEEC or any of its respective properties isbound or affected.
              (b)	UEEC is not required to submit any notice, report or other
filing with any governmental entity or regulating body, domestic or foreign, in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.  No waiver, consent, approval or authorization of any governmental entity or regulatory body, domestic or foreign, is required to be obtained or made by UEEC in connection with its execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

       3.4	Capitalization.  As of the Closing, UEEC shall have authorized capital stock of 150,000,000 shares of common stock, of which 34,710,537 shares of common stock will be issued and outstanding at the Effective
Date, not including the shares to be issued under this Agreement, and 5,000,000 shares of preferred stock, of which no shares are issued and
outstanding.   All the outstanding shares of capital stock of UEEC have been duly authorized and are validly issued, and non-assessable.

       3.5	Transfer Restrictions.	There are no restrictions on the
transfer of shares of capital stock of UEEC other than those imposed by relevant federal and state securities laws and as otherwise contemplated by this Agreement. The offer and sale of all capital stock and other securities of UEEC issued before the date hereof and to be issued hereafter complied with or were exempt or will comply with or be exempt from all applicable federal and state securities laws and no stockholder has a right of rescission or damages with respect thereto. UEEC does not have outstanding, and has no obligation to grant or issue, any phantom stock or other right measured by the profits, revenues or results of operations of UEEC or any portion thereof; or any similar rights.

       3.6	Litigation.  No investigation or review by any governmental entity or regulatory body, foreign or domestic, with respect to UEEC is pending or threatened against UEEC, and no governmental entity or regulatory body has advised UEEC of an intention to conduct the same. There is no claim, action, suit, investigation or proceeding pending or threatened against or affecting
UEEC at law or in equity or before any federal, state, municipal or other governmental entity or regulatory body, or which challenges the validity of this Agreement or any action taken or to be taken by UEEC pursuant to this Agreement. As of the date hereof, UEEC is not subject to, nor is there in existence, any outstanding judgment, award, order, writ, injunction or decree of any court, governmental entity or regulatory body relating to UEEC.

ARTICLE 4: REPRESENTATIONS AND WARRANTIES OF EPIC

       Epic represents and warrants to, and agrees with, UEEC as follows:

       4.1	Organization.  Epic is a limited liability company duly
organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite power and authority to own, lease and operate its business and properties and to carry on its business as now being conducted by Epic, including the Assets. Epic will be duly qualified to do business in and in good standing as a foreign corporation in each jurisdiction in which property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary. Epic has heretofore delivered to or will deliver to UEEC true, accurate and complete copies of its Articles of Formation and other governing documents as in effect on the date hereof and minutes of all meetings of members and managers of Epic held through and including the date of this Agreement and through the Effective Date. Epic is not in violation of any of the provisions of its Articles of Formation and other governing documents.

       4.2	Authority Relative to this Agreement.  Epic has or will have full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the members and managers of Epic, and no other proceedings are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Epic and constitutes a valid and binding agreement, enforceable against them in accordance with its terms.

       4.3	No Conflict; Required Filings and Consents.

              (a)	The execution and delivery of this Agreement by Epic does
not, and the consummation of the transactions contemplated hereby will not,
(i) conflict with or violate any law, regulation, court order, judgment or decree applicable to Epic, or by which its properties are bound or affected, (ii) violate or conflict with either the Articles of Formation or other governing documents of Epic or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination or cancellation of, or result in the creation of a lien on any of the properties of Epic pursuant to any contract to which Epic is a party or by which Epic, or any of its respective properties is bound or affected.

              (b)	Epic is not required to submit any notice, report or other
filing with any governmental entity or regulating body, domestic or foreign, in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby. No waiver, consent, approval or authorization of any governmental entity or regulatory body, domestic or foreign, is required to be obtained or made by Epic in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

       4.4		Financial Statements.
              (a)	The balance sheets of Epic, as of December 31, 2008 and
April 30, 2009 (the Epic Balance Sheets), and the related statements of income and retained earnings for the periods ending December 31, 2008 and April 30, 2009 (the Epic Financial Statements), will be prepared by Epic and UEEC and derived from the financial statements of MedSpring (the predecessor to Epic) and such other sources as Epic and UEEC agree, prior to and as a condition to Closing, and Epic and UEEC will be satisfied that they fairly present the financial condition of Epic as of said dates and the results of their operations for the periods then ended, in conformity with GAAP consistently applied for the periods covered.

              (b)	Epic will deliver to UEEC at Closing, Interim Financial
Statements which fairly present the financial condition of Epic, as of the Effective Time and since April 30, 2009 and the results of their operations for the periods then ended, in conformity with GAAP consistently applied for the periods covered.

       4.5	Real and Personal Property.  Epic does not own any real property.
Epic, has good and marketable title to, or valid leasehold interests in, all other assets used or held for use in the conduct of its business, including the Assets. All of the Assets owned or leased by Epic are in all material respects in good condition and repair, ordinary wear and tear excepted, and well maintained. There are no material capital expenditures currently contemplated or necessary to maintain the current business of Epic.

       4.6	Absence of Undisclosed Liabilities.  Except to the extent
reflected or reserved against in the Epic Interim Financial Statements, Epic will not have at the Effective Time any liabilities or obligations (secured, unsecured, contingent or otherwise) of a nature customarily reflected in a corporate balance sheet prepared in accordance with generally accepted accounting principles ("Liabilities")

       4.7	Absence of Certain Changes.  Since April 30, 2009, (i) there has been no material adverse change in the condition (financial or otherwise), assets, liabilities, results of operations, business or prospects of Epic and
(ii) nothing has occurred relative to the business or prospects of Epic which would have a material adverse effect on their future business.

       4.8	Litigation.  No investigation or review by any governmental entity or regulatory body, foreign or domestic, with respect to Epic is pending or threatened and no governmental entity or regulatory body has advised Epic of an intention to conduct the same. There is no claim, action, suit, investigation or proceeding pending or threatened against or affecting Epic at law or in equity or before any federal, state, municipal or other governmental entity or regulatory body, or which challenges the validity of this Agreement or any action taken or to be taken by Epic pursuant to this Agreement. As of the date hereof, Epic is not subject to, nor is there in existence, any outstanding judgment, award, order, writ, injunction or decree of any court, governmental entity or regulatory body relating to Epic.

       4.9	Contracts.
              (a)	Epic has provided UEEC with copies of all material
contracts, agreements, leases, licenses, arrangements, commitments, sales orders, purchase orders or any claim or right or any benefit or obligation arising thereunder or resulting therefrom and currently in effect, whether oral or written to which Epic is a party (Contracts), including:
(i) any Contract (or group of related Contracts)
for the lease of real or personal property to or from any person providing for lease payments in excess of $1,000 per annum;
                      (ii)	any Contract (or group of related Contracts)
for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a loss to Epic, or involve consideration in excess of $25,000;
                      (iii)	any Contract concerning a partnership or joint
venture;
                      (iv)	any Contract (or group of related Contracts)
under which they have created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation or under which they have imposed a lien on any of their assets, tangible or intangible;
                      (v)	any Contract concerning confidentiality or
non-competition;
                      (vi)	any profit sharing, stock option, stock
purchase, stock appreciation, deferred compensation, severance or other plan or arrangement for the benefit of their current or former directors, officers, and employees;
                      (vii)	any Contract under which they have advanced or
loaned any amount to any of their directors, officers, and employees outside the ordinary course of business;
                      (viii)	any Contract under which the consent of the
other party thereto is required in connection with the assignment of such Contract in connection with the transaction contemplated hereby;
                      (ix)	any Contract under which the consequences of
a default or termination could have a material adverse effect on Company or Epic; or
                      (x)	any other Contract (or group of related
Contracts) the performance of which involves consideration in excess of
$25,000.
              (b)	All Contracts have been duly authorized and delivered by
Epic and any third party thereto, are in full force and effect against Epic and constitute the valid and binding obligations of Epic and the respective parties thereto enforceable in accordance with their respective terms.
As to the Contracts, (i) there are no existing breaches or defaults by Epic, thereunder or by the other parties to such Contracts, (ii) no event, act or omission has occurred or, as a result of the consummation of the transactions contemplated hereby, will occur which (with or without notice, lapse of time or the happening or occurrence of any other event) would result in a default Epic, or give cause for termination thereof, (iii) none of them will result in any loss to Epic upon completion or performance thereof and (iv) none of the parties to Contracts have expressed an indication to Epic or Sellers of their intention to cancel, renegotiate or exercise or not exercise any option under any such Contracts.

       4.10	Intellectual Property.

       (a)	Epic owns or has the right to use pursuant to license,
sublicense, agreement, or permission all (i) inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all re-issuances, continuations, continuations in part, revisions, extensions, and reexaminations thereof, (ii) trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (iii) copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (iv) mask works and all applications, registrations, and renewals in connection therewith, (v) trade secrets and confidential business information (including ideas, research and development, know how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, blueprints, sketches, storyboards, models, engineering drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (vi) computer software (including data and related documentation), (vii) other proprietary rights and know-how,
(viii) copies and tangible embodiments of any of the foregoing (in whatever form or medium) and (ix) licenses and sublicenses granted and obtained with respect thereto, and rights thereunder (Intellectual Property) necessary for the operation of the businesses of Epic as now conducted and as proposed to be conducted by Epic, either directly or indirectly through any subsidiary or limited liability company in which Epic has a direct or indirect ownership interest. All of the Intellectual Property is identified and listed on Schedule 4.10 to this Agreement and will be owned solely and exclusively by Epic at the Effective Date by appropriate assignments, bills of sale or other instruments, with the consent of any other party thereto to the assignments necessary to make the assignments fully effective without default or breach of any agreement.

              (b)	To the best of Epics and Sellers knowledge after due
inquiry, Epic has not interfered with, infringed upon, misappropriated or come into conflict with any Intellectual Property rights of third parties and Epic and Sellers have never received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Epic or Sellers must license or refrain from using any Intellectual Property rights of any third party). No third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of any of Epic or Sellers.

              (c)	With respect to each item of Intellectual Property owned
by Epic, or Sellers:
                      (i)	Epic at the Effective Time will possess all
right, title, and interest in and to the item, free and clear of any lien, license, or other restriction;
                      (ii)	the item is not subject to any outstanding
injunction, judgment, order, decree, ruling, or charge;
                      (iii)	no action, suit, proceeding, hearing,
investigation, charge, complaint, claim, or demand is pending or, to the knowledge of Epic and Sellers, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and
                      (iv)	Epic, and Sellers have never agreed to
indemnify any person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.
              (d)	With respect to each item of Intellectual Property used by
Epic or Sellers pursuant to any license, sublicense, agreement or permission:
                      (i)	the license, sublicense, agreement, or
permission covering the item is legal, valid, binding, enforceable, and in full force and effect, subject generally to the laws of bankruptcy and reorganization;
                      (ii)	the license, sublicense, agreement, or
permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;
                      (iii)	no party to the license, sublicense, agreement,
or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;
                      (iv)	no party to the license, sublicense, agreement,
or permission has repudiated any provision thereof;
                      (v)	with respect to each sublicense, the
representations and warranties set forth in subsections (i) through (iv)
above are true and correct with respect to the underlying license;
                      (vi)	the underlying item of Intellectual Property
is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;
                      (vii)	no action, suit, proceeding, hearing,
investigation, charge, complaint, claim, or demand is pending or threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and
                      (viii)	Epic has never granted any sublicense or
similar right with respect to the license, sublicense, agreement, or permission.

              (e)	Epic does not and will not, interfere with, infringe
upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its businesses as presently conducted and as presently proposed to be conducted.

       4.11	Software.

              (a)	Except with respect to software programs licensed to Epic,
Epic is, and at the Effective Time will be, in actual possession of the source code of each software program used in connection with its business, and Epic is, and at the Effective Time will be, in possession of all other documentation reasonably necessary for the effective use of each such software program.

              (b)	To the best of Epics actual knowledge, there are no defects
in any of the software offered by Epic in connection with their business which would in any material and adverse respect affect the functioning of any such software in accordance with the specifications therefor published by Epic or heretofore provided to any customers or prospective customers of Epic, and each piece of such software, together with all know-how and processes used in connection therewith, functions as intended, conforms to all applicable industry standards, contains all current revisions of such software and includes all computer programs, materials, tapes, know-how, object and source codes and procedures used by Epic in the conduct of its business.

       4.12	Receivables; Payables.

(a)	All accounts receivable of Epic which are or will be reflected on the Epic Interim Financial Statements at the Effective Time will arise in the ordinary course of business out of bona fide sales and deliveries of goods, services or other business transactions. All accounts receivables of Epic are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims of which Epic is aware, are current and to the knowledge of Epic, collectible, and will be collected in accordance with their terms at their recorded amounts.
(b)	All accounts payable (including, without limitation, taxes payable)
reflected on the Epic Interim Financial Statements at the Effective Time and all accounts payable of Epic arising subsequent to the Effective Time, have been, will be and are being paid in the ordinary course of their business and consistent with past practice.

       4.13	Licenses, Permits and Consents; Compliance with Applicable Law.
              (a)	Epic possesses all licenses and permits which individually
Or in the aggregate are material to the conduct of the business of Epic or any of its employees by reason of such employee's activities on behalf of Epic under applicable law or required by any federal, state, local or foreign governmental entity or regulatory body for the operation of the business of
Epic and all of such listed licenses and permits are in full force and effect as of the date hereof and will remain in full force and effect following the consummation of the transactions contemplated hereby.  Epic has not received notice and have no reason to believe, that any appropriate authority intends to cancel or terminate any of such licenses or permits or that valid grounds for such cancellation or termination currently exist.
              (b)	Epic is not in material violation or breach of any, and the
business and operations of Epic comply in all material respects and are being conducted in accordance with, all material governing laws, regulations and ordinances applicable thereto and Epic is not in material violation of or in material default under any judgment, award, order, writ, injunction or decree of any court, arbitration tribunal, governmental entity or regulatory body.

       4.14	Insurance.  Epic does not currently maintain insurance.

       4.15	Tax Matters.  Epic has timely filed all required federal, state, local, foreign and other governmental tax returns and reports required to be filed by them for all taxable periods ending on or before the Effective Time.
As of the time of filing, such returns and reports were true, complete and correct and were made on a proper basis. All federal, state, local and foreign income, unincorporated business, gross receipts, sales, franchise, profits, property, capital, intangibles, employment, excise or other taxes, fees, stamp taxes, duties, penalties, assessments, governmental charges or other payments (collectively Tax or Taxes) for all periods up to and including April 30, 2009 have been duly paid or withheld or are, or will on the date hereof be, adequately reserved for or withheld in accordance with GAAP applied on a consistent basis and all federal, state and local tax laws.

       4.16	Books and Records.  The minute books, member certificate books, stock registers and other records of Epic are correct and complete in all material respects, and the signatures appearing on all documents contained therein are the true signatures of the persons purporting to have signed the same.

       4.17.	Entire Business.  No portion of the business of Epic is
conducted by third parties and all of the assets necessary for the conduct of the business of Epic as presently conducted are owned by or leased to Epic. All such assets are exclusively owned or leased and used by Epic and their customers.

       4.18.	Employee Benefit Plans.  There are no employee benefit plans maintained by Epic.

       4.19	Suppliers and Customers.

              (a)	Epic has no knowledge or information or reason to believe
that any significant supplier has ceased, or intends to cease, to sell goods or services to Epic or has substantially reduced, or intends to substantially reduce, the sale of such goods or services either as a result of the transaction contemplated by this Agreement or otherwise or intends to sell such goods and services other than on terms and conditions similar to those imposed on prior sales to Epic.
              (b)	Epic has no knowledge that any of its significant customers
has ceased, or intends to cease, to purchase goods from Epic either as a result of the transaction contemplated hereby or otherwise.

       4.21	Product Warranties, Product Return Policies and Service
Warranties.

To the best of Epics knowledge, each product or service developed, sold or provided by Epic has been in conformity with all applicable contractual commitments and all express and implied warranties, and Epic has and will have no liability for replacement or repair thereof or other damages in connection therewith. No product or service developed, sold or provided by Epic is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease. There are no pending and suspected claims or demands nor threatened claims or demands, seeking return, replacement and/or repair of products pursuant to warranties extended by Epic prior to the Effective Time.

       4.22	Employees: Labor Matters.

              (a)	No officer, employee or consultant of Epic is, or is now
anticipated to be, in violation of any material term of any employment contract, patent disclosure agreement, proprietary information agreement, non-competition agreement, non-solicitation agreement, confidentiality agreement, or any other similar contract or agreement or any restrictive covenant, relating to the right of any such officer, employee, or consultant to be employed or engaged by Epic because of the nature of the business conducted or to be conducted by Epic or relating to the use of trade secrets or proprietary information of others, and to the knowledge of Epic; the continued employment or engagement of Epics officers, employees or consultants does not subject Epic to any liability with respect to any of the foregoing matters.
              (b)	No officer, consultant or key employee of Epic whose
termination, either individually or in the aggregate, could have a material adverse effect on Epic has terminated or will terminate at the Effective Date; or has any present intention of terminating, his employment or engagement with Epic, nor has any such person been, or been proposed to be terminated by Epic
              (c)	Epic is not and will not be not a party to any
collective bargaining agreements. There are no unfair labor practice or employment discrimination or other employment related complaint, grievance or proceeding against either of Epic, or against any person or entity with respect to any employee of Epic pending or threatened before the National
Labor Relations Board or any federal, state, local or foreign governmental entity or regulatory body. To the knowledge of Epic, there is no basis for any such complaint, grievance or proceeding.
              (d)	Epic is in compliance in all material respects with
all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including all EEOC laws and regulations. Epic have fully complied with all applicable provisions of COBRA and have no obligations with respect to any former employees qualifying beneficiaries thereunder. Epic enjoy satisfactory relations with its employees and agents.

       4.22	Environmental, Health and Safety Matters.  Epic is not in
violation of any applicable statute, law or regulation in any location in which any of them operate relating to the environment or occupational safety and health, there are no known environmental claims, actions or causes of action against Epic and no material expenditures will be required in order to comply with any such statute, law or regulation.

       4.23	Absence of Certain Business Practices.  Epics members, managers, employees or agents nor any other person or entity or entity acting on their behalf has, directly or indirectly, within the past five (5) years given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person or entity or entity who is or may be in a position to help or hinder the business of Epic or assist Epic in connection with any actual or proposed transaction which (i) might subject
Epic to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) might have had a material adverse effect on Epic if not given in the past or (iii) might materially adversely affect the condition (financial or otherwise), business, assets, liabilities, operations or prospects of Epic or which might subject Epic to suit or penalty in any private or governmental litigation or proceeding if not continued in the future.

       4.24	Disclosure.  Neither this Agreement nor any certificate delivered in accordance with the terms hereof, or any document or statement in writing which has been supplied by or on behalf of Epic or by any of Epic's managers, in connection with the transactions contemplated hereby, contains any untrue statement of a material fact, or omits any statement of a material fact necessary in order to make the statements contained herein or therein not misleading. There is no fact or circumstances known to, Epic which materially and adversely affects or which may materially and adversely affect Epics business, prospects or financial condition or their assets, which has not been set forth in this Agreement, certificates or statements furnished in writing to UEEC in connection with the transactions contemplated by this Agreement.

       4.25	Broker's or Finder's Fees.  There is no investment banker, broker, finder or other intermediary which has been retained by, or is authorized to act on behalf of, Epic who might be entitled to any fee or commission upon the consummation of the transactions contemplated hereby or thereafter.

ARTICLE 5: CONDITIONS TO CONSUMMATION OF THE TRANSACTION.

       5.1	Conditions to Obligations of Each Party.  The respective
obligations of each party to affect the share exchange are subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

              (a)	This Agreement shall have been approved and adopted by the
requisite affirmative vote or written consent of Epic and UEEC in accordance with applicable law.

              (b)	No statute, rule, regulation, executive order, decree,
judgment or injunction shall have been enacted, entered, promulgated or be in force by any court or governmental authority which prohibits or restricts the consummation of the share exchange; provided, however, that the parties hereto shall use their best efforts to have any such order, decree or injunction vacated.
              (c)	Epic shall have delivered to UEEC, financial statements and
balance sheets as of the Effective Time as provided in Section 4.4(a) and
Section 4.5(b) with respect to Epic.

       5.2	Conditions to Obligations of UEEC.  UEEC's obligation to
consummate the share exchange shall be subject to fulfillment on or before the Effective Time of each of the following conditions, unless waived in writing by
UEEC:

              (a)	The representations and warranties of Epic set forth in this
Agreement shall be true and correct in all material respects on the date hereof and shall also be true and correct in all material respects on and as at the Effective Time with the same force and effect as if made on and as of the Effective Time, and Epic shall have performed or complied in all material respects with all agreements, conditions and covenants required by this Agreement to be performed or complied with by it on or before the
Effective Time.

              (b)	All of the assets and business of Epic shall have been
transferred to the Company.

              (c)	Epic shall have delivered to UEEC a certificate of the
Secretary of Epic certifying that this Agreement has been approved and adopted by the members and managers of Epic of each class entitled to vote on the matter.

              (d)	UEEC shall have received all documents it may reasonably
request relating to the existence of Epic and the authority of Epic to enter into this Agreement and to consummate the transactions contemplated hereby.
              (e)	All actions, proceedings, instruments and documents
required to carry out this Agreement and the transactions contemplated hereby, or incidental hereto or thereto, and all other related legal matters shall have been approved by UEEC.

              (f)	All approvals, authorizations and consents required for
Epic to consummate the Asset transfer shall have been obtained on terms and conditions satisfactory to UEEC and shall be in full force and effect, and UEEC shall have been furnished with appropriate evidence, reasonably satisfactory to it and its counsel of the granting of such approvals, authorizations and consents.

              (g)	No objections to the transaction shall have been made in
accordance with any applicable provisions of law.

              (h)	There shall be no effective injunction, writ or preliminary
restraining order of any nature issued by a court or governmental agency of competent jurisdiction directing that the transaction provided for herein not be consummated as herein provided or which is reasonably likely to have any material adverse effect on the condition (financial or otherwise), assets, liabilities, results of operations, business or prospects of Epic.

              (i)	Since the date of the Epic Financial Statements there shall
not have been, and at Closing there shall not be in existence, any event, condition or state of facts which could reasonably be expected to result in, any material adverse change in the condition (financial or otherwise), assets, liabilities, results of operations, business or prospects of Epic except as otherwise provided in this Agreement, and UEEC shall have received a certificate of the President of Epic to the foregoing effect.

		(j) 	All key employees of Epic shall have executed
confidentiality, non-compete and non-solicitation agreements with Company as of Closing in form satisfactory to UEEC.

		(k)	All trademarks, copyrights, patents, patent applications,
know-how and other intellectual property used, developed or material to the present and future operation of the business of Epic shall be owned by Company and any such items not currently assigned to or owned by Company shall be transferred to it by Epic by such means as UEEC shall designate as of the Effective Time.

       5.3	Additional Conditions to Obligations of Epic.  The obligations of
Epic to effect the Transaction is also subject to the following conditions:

              (a)	The representations and warranties of UEEC contained in
this Agreement shall be true and correct in all material respects at the Effective Time, and UEEC shall have performed or complied in all material respects with all agreements, conditions and covenants required by this Agreement to be performed or complied with by it on or before the Effective Time.

              (b)	UEEC shall have delivered to Epic a certificate of the
Secretary of UEEC certifying that (i) the resolutions of the Board of Directors of UEEC authorizing the transactions contemplated hereby have not been revoked, suspended or amended and remain in full force and effect, and
(ii) this Agreement has been approved and adopted by not less than a majority of the Board of Directors of UEEC.

              (c)	Epic and Sellers shall have received all documents they
may reasonably request relating to the existence of Company and the authority of UEEC and Company to enter into this Agreement and to consummate the transactions contemplated hereby.

              (d)	There shall be no effective injunction, writ or preliminary
restraining order of any nature issued by a court or governmental agency of competent jurisdiction directing that the transaction provided for herein not be consummated as herein provided or which is reasonably likely to have any material adverse effect on the condition (financial or otherwise), assets, liabilities, results of operations, business or prospects of UEEC.

ARTICLE 6:	NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES

       All statements contained herein or in any certificate, schedule or other document delivered pursuant hereto shall be deemed representations and warranties by the person delivering the same. All representations and warranties shall survive the Effective Time and shall not be affected by any investigation at any time made by or on behalf of Epic or Sellers, on the one hand, or UEEC, on the other hand.

ARTICLE 7:	INDEMNIFICATION

              (a)	UEEC hereby agrees to indemnify and hold harmless Epic from
and against any liabilities, damages, losses, claims, encumbrances, costs or expenses (including reasonable attorneys' fees) of any nature (any or all of the foregoing are herein referred to as "Loss") insofar as a Loss (or actions in respect thereof), whether existing or accruing prior or subsequent to the Effective Time, arises out of or is based upon any misrepresentation
(or alleged misrepresentation) or breach (or alleged breach) of any of the warranties, covenants or agreements made by UEEC in this Agreement or in any certificate, schedule, document or Exhibit referenced hereby or attached hereto.

              (b)	Epic hereby agrees to indemnify and hold harmless UEEC
and its affiliates from and against any Loss insofar as a Loss (or ctions in respect thereof), whether existing or accruing prior or subsequent to the Effective Time, arises out of or is based upon any misrepresentation (or alleged misrepresentation) or breach (or alleged breach) of any of the warranties, covenants or agreements made by Epic or Sellers in this Agreement or in any certificate, schedule, document or Exhibit referenced hereby or attached hereto.

ARTICLE 8:	GENERAL PROVISIONS

       8.1	Entire Agreement. This Agreement constitutes the entire
agreement between the parties and supersedes and cancels any other agreement, representation, or communication, whether oral or written, between the parties hereto relating to the transactions contemplated herein or the subject matter hereof.

       8.2	Headings. The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

       8.3	Governing Law; Venue. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida without regard to conflict of laws.

       8.4	Assignment. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns;
provided, however, that any assignment by either party of its rights under this Agreement without the written consent of the other party shall be void.

       8.5	Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

       8.6	Notices. All notices, requests, claims, demands and other
communications hereunder shall be in writing and shall be given or made as of the date delivered or mailed if delivered in person, by telecopy, cable, telegram or telex, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

if to UEEC:

United EcoEnergy Corp.
1365 N. Courtenay Parkway, Suite A
Merritt Island, FL 32953
P.O. Box 307
Cocoa, FL 32923
Telephone: 321-452-9091
Fax: 321-452-9093
       e-mail: rhipple@UnitedBDC.com

       if to Epic:
       Epic Wound Care, LLC
       10624 South Eastern Avenue, #A290
       Henderson, NV 89052

       Telephone  (702) 595-6742
       Facsimile   (801) 277-6292

or to such other address as the person to whom notices are given may have previously furnished to the others in writing in the manner set forth above.

       8.7	Descriptive Headings; Table of Contents.  The descriptive
headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

       8.8	Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, its successors and assigns.

       IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

UNITED ECOENERGY CORP.

a Nevada corporation


By:	Kelly T. Hickel, Chairman

EPIC WOUND CARE, LLC
By: Nate Knight, Managing Member
Date: 5-20-2009





                           SCHEDULE 2.1
                              ASSETS


The assets of Epic Wound Care, LLC (Epic) to be acquired in the transaction are all of the assets held by, used by, or available to Epic, including all of the assets included or referred to in that certain Asset Purchase Agreement dated May 29, 2008 referred to in that certain letter dated May 11, 2009 from MedSpring Group, Inc. assigning two pending patents and one trademark to Norse II, L.L.C. , identified as US Patent Application
Serial No. 11/191,841, Docket No. 12628.3; US Patent Application Serial No. 11/945,018, Docket No. 12628.9; and Registered Trademark HemoStyp. To the extent not included in the foregoing, the Assets also includes all of the intellectual property listed and described on that certain letter assignment dated May 4, 2009 of Norse II Investments, LLC entitled Assignment of Intellectual Property and Trademark, assigning all such rights to Epic.


































                            SCHEDULE 4.10
                         INTELLECTUAL PROPERTY

	The Intellectual Property of Epic includes all of the intellectual property owned, used, developed by, or developed for Epic and its predecessors in interest, by their agents, members or employees, including the patent applications and trademarks described in Schedule 2.1